Exhibit 10.1

Executive compensation package approved on May 2, 2006

On May 2, 2006, the Compensation Committee of the Board of Directors of Pacific Energy Management LLC (“PEM”), the general partner of the general partner of Pacific Energy Partners, L.P. (“Pacific”) approved the base salaries, effective April 1, 2006 for the Chief Executive Officer and four most highly compensated executive officers of PEM, listed below.

2006 base salaries:

Irvin Toole, Jr.

President, Chief Executive Officer and Director – $310,000

Forrest E. Wylie

Vice Chairman of the Board of Directors – $265,000

David E. Wright

Executive Vice President, Corporate Development – $232,500

Gerald A. Tywoniuk

Senior Vice President and Chief Financial Officer – $224,000

Lynn T. Wood

Senior Vice President, General Counsel and Secretary – $195,000

Further, the Compensation Committee approved the cash award payout criteria for 2006 under PEM’s annual incentive compensation plan and a cash bonus program for Mr. Wright. The annual incentive compensation plan is designed to enhance the performance of all employees of PEM and its affiliates by rewarding them with cash awards for certain individual achievements and Pacific achieving certain annual financial and operational performance objectives. If financial and operational performance objectives are met for the year ending December 31, 2006, the maximum cumulative payments to the named executive officers under the incentive compensation plan, expressed as a percentage of base salaries, are as follows:  Mr. Toole and Mr. Wylie, 150% of base salary; Mr. Wright, 80% of base salary; and Messrs. Tywoniuk and Wood, 60% of base salary. Under the cash bonus program for Mr. Wright, if certain operating goals and objectives are met, Mr. Wright is eligible for up to an additional $200,000 over the next three years.

Further, the Board of Directors approved the award of restricted units under PEM’s long term incentive plan to key employees, including the named executive officers, that vest over a three year period beginning on March 1, 2007 and that are also subject to meeting annual financial performance objectives. The financial measure used is Pacific’s distributable cash flow per unit, as determined by the Compensation Committee, for the calendar year preceding each of the three annual vesting dates. The number of units to be delivered in any year, if any, will be a portion of the number vested on March 1 of that year based on accomplishment of performance targets for the previous calendar year. Depending on Pacific’s actual results of distributable cash flow per unit for each of the 2006 through 2008 fiscal years, compared to pre-established targets, each participant will receive an amount of units between the threshold number (which is 50% of the target number) and maximum number (which is 150% of the target number). If the threshold distributable cash flow target is not met for a particular year, no units will vest that year, subject to the authority of the Compensation Committee to adjust the number of units vested. The target grants to the named executive officers were as follows: Mr. Toole, 4,750 units; Mr. Wylie, 3,220 units; Mr. Wright, 2,160 units; Mr. Tywoniuk, 1,720 units; and Mr. Wood, 1,460 units.